Exhibit 10.45

29 December 2001

Dr. Arnold J. Repta

1639 W. Fort Rd.

Park City, UT 84098

Re:          Letter Agreement covering Change in Control

Dear Arnie,

This will formalize our understanding in the event of an entity “Change in Control,” defined as the circumstances whereby any third part entity acquires 50% or more of the Common Stock in Inhale Therapeutic Systems, Inc.,

Upon any Change in Control you will be entitled to a Change in Control lump sum payment of two times your annual target compensation (fixed plus target variable compensation) under either of the following conditions:

1.               In the event your employment with the acquiring entity is terminated without cause, or if you terminate your employment with the acquiring company on your accord for “good reason,” defined as (1) substantive, material diminution of authority or responsibilities, (2) reduction in your aggregate compensation and benefits, or (3) relocation without your consent of more than 35 miles from San Carlos, California following the Change in Control event, or

2.               Your employment terminates for any reason other than termination with cause within nine months following the Change in Control event.

Please indicate your acceptance of this agreement by countersigning below and returning one signed original to me.

Thank you for your attention to this matter.

Inhale Therapeutic Systems, Inc.,

By:	/s/ Stephen L. Hurst
Stephen L. Hurst V.P., Human Resources

AGREED AND ACCEPTED

/s/ Arnold J. Repta
Dr. Arnold J. Repta